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                                                               Exhibit (a)(13)
NEWS RELEASE                                                                   H
                                             PO Box 105250, Atlanta, GA  30348
                                                                (770) 981-9460
                                                               www.harland.net


FOR MORE INFORMATION, CONTACT:

Victoria P. Weyand, Vice President of Communications
770-593-5127
vweyand@harland.net


                     HARLAND FILES AMENDMENT TO SCHEDULE TO

ATLANTA (August 16, 2000) - John H. Harland Company (NYSE: JH) announced that it plans to file today an amendment to its tender offer statement regarding the acquisition of Concentrex Incorporated (Nasdaq: CCTX) filed on Schedule TO with the Securities and Exchange Commission (SEC) to incorporate additional comments from the SEC.

Harland has filed a tender offer statement with the SEC and Concentrex has filed a solicitation/recommendation statement with respect to the offer. Concentrex shareholders are advised to read the tender offer statement regarding the acquisition of Concentrex referenced in this press release, and the related solicitation/recommendation statement, including the amendments to these documents. The tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of Concentrex at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov.

As previously announced, Harland has commenced a tender offer for all of the outstanding shares of Concentrex pursuant to an Agreement and Plan of Merger, dated as of July 17, 2000 for $7.00 per share, net to seller, in cash. The tender offer will expire at 12:00 midnight, New York City time, on Friday, August 18, 2000, unless extended. The tender offer is subject to certain conditions, including at least a majority of Concentrex's outstanding shares, on a fully diluted basis, being tendered without withdrawal prior to the expiration of Harland's offer.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Concentrex Incorporated.


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HARLAND FILES AMENDMENT TO SCHEDULE TO
AUGUST 16, 2000
PAGE TWO


ABOUT HARLAND

Atlanta-based John H. Harland Company (www.harland.net) is listed on the New York Stock Exchange under the symbol "JH." Harland is a leading provider of checks, financial software and direct marketing to the financial institution market. Scantron Corporation (www.scantron.com), a wholly owned subsidiary, is a leading provider of software services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

ABOUT CONCENTREX INCORPORATED

Concentrex Incorporated, based in Portland, Oregon, is a leading provider of technology-powered solutions to deliver financial services, including a broad range of traditional software and services integrated with leading e-commerce solutions that already enable its customers to serve more than 1 million home banking customers. Concentrex serves over 5,500 financial institutions of all types and sizes in the United States. Concentrex has major offices in 11 additional cities across the country. Its World Wide Web site is www.concentrex.com.

This press release contains statements which may constitute "forward-looking statements." These statements include statements regarding the intent, belief or current expectations of John H. Harland Company, Concentrex Incorporated and members of their respective management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Reference is made to the Risk Factors and Cautionary Statements of Harland's Form 10-K and Form 10-Q and to Concentrex's Securities and Exchange Commission reports filed under the Securities Exchange Act.